Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Obalon Therapeutics, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-213988, 333-218482, and 333-224864) on Form S-8, (Nos. 333-221264 and 333-227160) on Form S-3, and (No. 333-229142) on Form S-1 of Obalon Therapeutics, Inc. of our report dated February 22, 2019, with respect to the consolidated balance sheets of Obalon Therapeutics, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2018 annual report on Form 10-K of Obalon Therapeutics, Inc. Our report dated February 22, 2019 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Our report also refers to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended.

/s/ KPMG LLP
San Diego, California
February 22, 2019